Exhibit 10.1

August 18, 2020

MaryBeth Wilkinson
[**]
[**]

Dear MaryBeth:

I am pleased to offer you the opportunity and challenge to join the KLA team. As Executive Vice President, Chief Legal Officer and Corporate Secretary, based in KLA’s Ann Arbor, Michigan office, you will work under my direction. The details of your employment offer are as follows:

BASE SALARY: $500,000.00 annualized; paid bi-weekly at approximately $19,230.77

FLSA STATUS: Exempt

HIRING BONUS: You will be paid a hiring bonus in the gross amount of $350,000.00 which amount will become fully earned if you continue your employment with KLA Corporation (“KLA” or the “Company”) for twenty-four (24) continuous months following your first day of work (“Effective Hire Date”). Payment of this bonus will be made within thirty (30) days following your Effective Hire Date, subject to tax withholdings. In the event your employment with KLA ends within twenty-four (24) months of your Effective Hire Date, either voluntarily or for any reason other than a reduction in force or reorganization, before you have completely earned all of the bonus advanced, you will be required to immediately reimburse KLA, on a pro-rata basis, the unearned portion of the advanced bonus paid to you. By signing below, you expressly agree to pay any balance owing to KLA in full within two (2) weeks of your termination date.

RESTRICTED STOCK UNITS: It will be recommended at the next Board of Directors' Compensation Committee meeting, pursuant to the Company's Equity Incentive Plan, that you be granted restricted stock units (“RSUs”) of KLA stock with an estimated value of $3,000,000.00. These RSUs shall be subject to vesting (currently expected to be one-third vesting on each the 1st, 2nd, and 3rd annual anniversaries of the award date subject to your continuing employment as of the applicable vesting date). In accordance with Company practice, the Compensation Committee reviews and determines the actual equity awards. The number of RSUs will be based on the KLAC closing price on the date of grant. You will receive notification of the award, grant date, as well as the terms and conditions of the grant within 30 days following the Compensation Committee's approval. Any such award will be subject to the terms of the applicable grant document and the 2004 Equity Incentive Plan, as it may be amended from time to time at the Company's sole discretion.

EXECUTIVE LONG-TERM INCENTIVE: You will be eligible to participate in the KLA annual Executive LongTerm Incentive Plan, with an initial target value of $1,100,000.00. This initial recommendation will be reviewed on or about August 1, 2021.

EXECUTIVE INCENTIVE BONUS: You will be eligible to earn an annual incentive bonus based on a bonus target of 80% of your base salary. The amount of any bonus will be based on performance to plans established early each Plan Year. Any bonus payments to be made will be paid once per year and you must be an employee on the date of payout to receive this incentive bonus. Note that an employee must be in an eligible position on or before October 1 to qualify for participation in the Executive Incentive Bonus Plan for that year. A copy of the current Executive Incentive Bonus Plan is attached for review.

HEALTH & WELFARE BENEFITS: You will be eligible for the health and welfare benefits generally available to U.S. employees in a like job position. You will need to enroll in U.S. Benefits within 31 days of your Start Date. Benefit coverage is contingent upon you having a valid U.S. Social Security Number (“SSN”). If you do not have a valid U.S. SSN within 31 days of your Start Date, access to coverage under the health and welfare plans may be delayed. All benefits are at all times subject to the eligibility requirements and other terms of any relevant plan documents and are subject to change from time to time at the Company's discretion.

RELOCATION: KLA will engage a Relocation Service Provider to manage your move from [**] to the Ann Arbor, MI area. A copy of KLA's Relocation Summary Sheet is provided as an example of services that may be included. Upon acceptance of KLA's offer of employment, you will be contacted by the Company's Relocation Service Provider and receive a customized letter that specifies the terms of your relocation package. No other relocation expenses will be provided unless otherwise outlined in this letter or in writing from the U.S. Global Mobility Group. Relocation arrangements are expected to start on or before your Effective Hire Date. You are expected to be in and able to work from the Ann Arbor, MI area as of your Effective Hire Date.

Relocation Expenses are regulated by the Internal Revenue Service (“IRS”). In accordance to the IRS Guidelines, the relocation should be completed within one (1) year from your Effective Hire Date. Any exceptions to this timeframe must be reviewed and approved in writing by the U.S. Global Mobility Group.

The relocation benefits shall become fully earned if you continue your employment with the Company for twenty-four (24) continuous months following your Effective Hire Date. In the event that your employment with KLA ends within twenty-four (24) months of your Effective Hire Date, either voluntarily or for any reason other than a reduction in force or reorganization, you will be required to immediately reimburse KLA, on a pro-rata basis, the unearned portion of the amounts paid for relocation whether disbursed to you directly or paid on your behalf. By signing below, you expressly agree to pay any balance owing to KLA in full within two (2) weeks of your termination date.

TERMINATION WITHIN THE FIRST 12 MONTHS: If you are terminated, without Cause (as defined below), within twelve (12) months following your Effective Hire Date, KLA will pay you severance in the gross amount of $900,000.00, which is equal to one (1) year of your base salary plus payout of your target annual incentive bonus, and waive repayment of the pro-rated hiring bonus and relocation benefits (collectively, “Severance Pay and Benefits”). Receipt of the Severance Pay and Benefits summarized herein is contingent upon your execution of a general release of claims in favor of KLA, to be prepared by KLA (the “Release”), within sixty (60) days following your separation date. Payment of the severance will be made in lump sum, less applicable deductions and withholdings, within fourteen (14) days following the effectiveness of the Release or as soon thereafter as reasonably practicable. You will not be entitled to any other severance pay or benefits, including under the KLA Corporation Tier 2 Severance Benefits Plan and Summary Plan Description - January 1, 2020 - December 31, 2020 or any other severance plan established during the relevant period.

“Cause” shall mean conviction of or plea of nolo contendere to any felony or any crime involving moral turpitude; commission of any act or omission involving dishonesty or fraud with respect to the Company or the Company's customers, vendors or suppliers; misappropriation of Company funds or assets for personal use; breach of any material Company policy or term of employment (including the engagement in unlawful harassment or unlawful discrimination); continued neglect of duties or unsatisfactory performance that continues after written notice thereof from the Company; gross negligence or willful misconduct in the performance of duties to the Company; or engaging in conduct constituting a breach of your obligations to the Company with respect to confidentiality, use or disclosure of proprietary information, or conflict of interest.

The offer of Severance Pay and Benefits if terminated, without Cause, during the first twelve (12) months of employment does not alter the at-will nature of your employment.

AT-WILL EMPLOYMENT: Employment with KLA is at will. Therefore, you may resign at any time, for any reason or for no reason. Similarly, KLA may end its employment relationship with you at any time, with or without cause, and with or without advanced notice. Nothing herein guarantees you the right of continued employment through any particular date. This letter contains the entire agreement between you and the Company with respect to the at-will nature of your employment, and the at-will term may be modified only in a writing that is signed by you and the KLA Executive Vice President of Human Resources which specifically states the intent to modify the at-will term.

Compensation and benefits usually are reviewed annually. Changes to compensation and benefits, however, may be made by the Company at any time, at the Company's discretion.

This offer is contingent upon the approval of the Compensation Committee of the Company's Board of Directors, and the satisfactory completion of a background and reference check.

U.S. immigration law requires that employers verify each individual's eligibility to work in the U.S., including U.S. citizens. Your employment offer is contingent upon you providing satisfactory proof of identity and authorization to work in the U.S. within three (3) business days of your Effective Hire Date. A list of acceptable documents for this purpose may be found at https://www.uscis.gov/i-9 on pages 8-11 of the Form 1-9 Instructions. Please bring the appropriate documentation on your first day of work. In addition, the U.S. Export Administration Regulations restrict the transfer of certain technology out of the U.S., as well as the release of certain technology to foreign persons even if they are in the U.S. This offer of employment is contingent upon receipt of an export license from the U.S. Department of Commerce, if required.

This offer is made based on the assumption that you will be able to begin active work with KLA on or within a reasonable time after the start date indicated below. In the event that your background check is not satisfactorily completed, an anticipated educational degree is not completed, any required approval from the U.S. Department of Commerce is not obtained, your right to work in the U.S. cannot be verified, or any other circumstance prevents you from beginning work within a reasonable time following your anticipated start date, as determined in the sole discretion of KLA, this offer may be revoked or rescinded.

This offer will expire on August 25, 2020. To accept this employment offer, email a signed copy of this offer letter to [**] at [**]@kla.com and send the original signed letter to her attention at 1 Technology Drive, Milpitas, CA 95035. You are encouraged to keep a copy for your records.

I am convinced that you will be an asset to KLA and hope you will find many opportunities to grow both professionally and personally.

If you have any questions concerning this offer of employment, please feel free to contact me. We look forward to you joining KLA.

Sincerely,

/s/ Rick Wallace

Rick Wallace
President and Chief Executive Officer
KLA Corporation

By my signature directly below, I accept the offer of employment with KLA Corporation on the terms and conditions described above. In particular, I accept the terms of the relocation benefits and hiring bonus described above and understand that I will be obligated to repay, on a pro-rata basis, any portion of such benefits and bonus that may be unearned if I leave KLA within twenty-four (24) months of my Effective Hire Date.

Accepted by: /s/ MaryBeth Wilkinson Date: August 20, 2020
MaryBeth Wilkinson

Anticipated Start Date: September 21, 2020